Exhibit 99.2

An important moment for patients, our pipeline, and our purpose

Dear Colleagues,

Today marks an important moment for patients, our pipeline, and our purpose. I am very pleased to announce our acquisition of Acceleron Pharma, a publicly traded biopharmaceutical company, focused on harnessing the power of the TGF-beta protein superfamily, known to play a central role in the regulation of cell growth, differentiation and repair.

We are excited by Acceleron’s compelling and cutting-edge science and its late-stage therapeutic candidate, sotatercept, which has the potential to positively impact certain patients suffering from pulmonary arterial hypertension, a devasting disease that has a high risk of mortality.

We believe this candidate, along with the rest of Acceleron’s innovative portfolio, complements and strengthens our growing cardiovascular portfolio and pipeline and holds the potential to build upon Merck’s proud legacy of developing medicines for the treatment of patients with cardiovascular disease.

Please join me as we celebrate this milestone moment which positions us for even greater success.

Thank you for your continued collaboration and commitment.

Rob Davis

CEO and President

Important Information About the Tender Offer

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Acceleron Pharma Inc. (“Acceleron”) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Merck Sharp & Dohme Corp. (“Merck”) and Astros Merger Sub, Inc., a wholly owned subsidiary of Merck, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Acceleron with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer, which will be named in the tender offer statement. In addition, Merck’s parent company, Merck & Co., Inc. and Acceleron file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Merck & Co., Inc. may be obtained at no charge on Merck’s internet website at www.merck.com or by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J. 07033 or (908) 423-1000. Copies of the documents filed with the SEC by Acceleron may be obtained at no charge on Acceleron’s internet website at www.acceleronpharma.com or by contacting Acceleron at 128 Sidney Street, Cambridge, M.A. 02139 or (617) 649-9200.

Forward-Looking Statement of Merck

This communication includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Merck’s proposed acquisition of Acceleron. Such forward-looking statements include, but are not limited to, the ability of Merck and Acceleron to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Merck’s and Acceleron’s beliefs and expectations and statements about the benefits sought to be achieved in Merck’s proposed acquisition of Acceleron, the potential effects of the acquisition on both Merck and Acceleron, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Acceleron’s product candidates. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Acceleron’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Acceleron’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck & Co., Inc.’s 2020 Annual Report on Form 10-K and its other filings with the SEC available at the SEC’s Internet site (www.sec.gov).